EXHIBIT 99.1

CERAGENIX SATISFIES CONDITIONS FOR $1 MILLION MILESTONE PAYMENT UNDER SUPPLY AND DISTRIBUTION AGREEMENT

DENVER—September 22, 2008—Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP) (the “Company”), a medical device company focused on infectious disease and dermatology, today announced that it had satisfied the conditions necessary for triggering a $1,000,000 milestone payment under its supply and distribution agreement with Dr. Reddy’s Laboratories, Inc. (“DRL”) for the commercialization of EpiCeram® (the “DRL Agreement”).  The milestone payment is for a non-sales milestone previously described in the Company’s public filings as Specified Event 2.  This represents the second milestone payment received by the Company under the DRL Agreement.

Steven Porter, Chairman and CEO of Ceragenix stated: “I congratulate Ceragenix and Promius Pharma, the new subsidiary of Dr. Reddy’s which will market Epiceram®, on this significant accomplishment.  We are looking forward to the launch of EpiCeram® in the near future.”

About EpiCeram®

EpiCeram® is a prescription only therapy based on ceramide-dominant physiologic lipids which repair the natural barrier function of the skin.  Its non-steroidal formulation has a very favorable safety profile and does not have the duration of use restrictions or pediatric patient age restrictions seen with other classes of prescription products. In a prior clinical study of 113 pediatric patients, EpiCeram® was highly effective as monotherapy in reducing clinical disease severity, and demonstrated comparable efficacy to fluticasone cream, a mid-strength steroid, at 28 days.

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a medical device company focused on infectious disease and dermatology. The Company has two base technology platforms; Ceragenins™ or (“CSAs”) for treatment of infectious disease and Barrier Repair for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenin™ compounds are active against a broad range of gram positive and negative bacteria. We have used our Ceragenin™ technology to formulate Cerashield(tm) antimicrobial coatings for medical devices. All Ceragenin™ and Cerashield™ products are currently in the developmental stage. Ceragenix’s patented Barrier Repair technology, invented by Dr. Peter Elias, is the platform for the development of two prescription topical creams—EpiCeram® and NeoCeram™. EpiCeram® has been cleared for marketing by the United States Food and Drug Administration (“FDA”) and the Company has entered into an exclusive supply and distribution agreement with DRL for the marketing and sales of the product in the United States. The Company anticipates that DRL will launch EpiCeram® during the second half of 2008. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the

Company to raise sufficient capital to finance its planned activities including completing development of its Ceragenin™ technology; the ability of the Company to meet its obligations under the supply and distribution agreement with Dr. Reddy’s Laboratories; receipt of the Non-Sales Milestones due under the agreement with Dr. Reddy’s within the timeframes anticipated by the Company; the ability of the Company to satisfy its outstanding convertible debt obligations which are currently in default; receiving the necessary marketing clearance approvals from the FDA; successful clinical trials of the Company’s planned products including, the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the Company to commercialize its planned products; the ability of the Company to successfully manufacture its products in commercial quantities (through contract manufacturers); market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, and the Company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular important factors that could cause actual results to differ materially from our forward-looking statements including general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to us, may be significant, now or in the future, and the factors set forth in this press release may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that we file from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to be filed in 2008. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Steven Porter, Chairman and CEO

(720) 946-6440

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